Exhibit 2.1

FIRST AMENDMENT TO CONTRIBUTION AGREEMENT

This FIRST AMENDMENT TO CONTRIBUTION AGREEMENT (“Amendment”), dated as of January 6, 2016, is entered into by and among TWIN CREEKS TIMBER, LLC, PLUM CREEK TIMBERLANDS, L.P. and PLUM CREEK TIMBER OPERATIONS I, L.L.C.

BACKGROUND

A.
Twin Creeks Timber, LLC (“Company”), Plum Creek Timberlands, L.P. (“Plum Creek”), and Plum Creek Timber Operations I, L.L.C. (“PC Member”, together with Plum Creek, the “PC Entities”) entered into that certain Contribution Agreement dated September 15, 2015 regarding the contribution and sale of certain timberland and related assets by the PC Entities to the Company (“Contribution Agreement”); and

B.
The Company and the PC Entities wish to amend the Contribution Agreement to extend the timeline for closing and termination and to allow certain harvest activities on the Timberlands during the period before Closing.

NOW, THEREFORE, in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.	Background Statements. The background statements or recitals above are true and correct and are incorporated herein by reference.

2.	Definitions. All capitalized terms used in this Amendment but not defined herein shall have the meanings given to them in the Contribution Agreement.

3.	Closing. The date “January 4, 2016” in the penultimate statement of Section 3.1 of the Contribution Agreement is hereby deleted and replaced with “the Target Date”.

4.	New Definitions: The following term is added to Article XIV of the Contribution Agreement in alphabetical order:

“Target Date” means the earlier to occur of (x) the first Business Day falling on or after the date that is 30 days from the date that the completed merger of Plum Creek Timber Company, Inc. and Weyerhaeuser Company is publically announced, (y) the first Business Day falling on or after the date that is 30 days from the date it is publically announced that such merger will not take place, or (z) June 30, 2016”

5.	Termination. Section 12.1(b) of the Contribution Agreement is hereby deleted in its entirety and replaced with the following:

“by either the PC Entities or the Company, if the Closing has not occurred on or prior to the first Business Day that is ninety (90) days after the Target Date; provided, however, that such termination date may be extended upon the mutual agreement of the PC Entities and the Company for up to two additional periods of 60 days each (such date, including any such permitted extensions thereof, the “Termination Date”); provided, further, that the right to terminate the Agreement pursuant to this Section 12.1(b) shall not be available to any Party if it fails to perform any of its obligations under this Agreement (other than, in the case of the Company, the obligation to tender the Purchase Price so long as the Company is otherwise prepared to tender the Purchase Price if the conditions to Closing are satisfied), which failure is the cause of the failure of the Closing to have occurred by such time;”

6.	Harvest Operations.

a.
Post 2015 Harvest. Notwithstanding anything to the contrary in Article VIII of the Contribution Agreement, including, without limitation, Sections 8.2 and 8.6, Plum Creek, Plum Creek Member, and their respective Affiliates shall be permitted to market, sell, transfer, harvest, remove and transport timber and other forest products, other than, and in addition to, the Reserved Timber, from the Timberlands during the period starting January 1, 2016 and ending on the Closing Date (harvest during such period, the “Post 2015 Harvest”). All agreements associated with such Post 2015 Harvest, to the extent not terminated, expired or otherwise

Exhibit 2.1

completed by the Closing Date will be assigned, as applicable, to Sale LLC or Contribution LLC. Plum Creek and Plum Creek Member will notify the Company, which notification may be by email to bill@silvercreekcapital.com, of each new contract or agreement associated with the Post 2015 Harvest within 30 days of execution by Plum Creek or any of its Affiliates. All Post 2015 Harvest activity will be conducted consistent with the 2015-2019 Sustainable Forestry Initiative Standards.

b.
Harvest Cap. The Post 2015 Harvest will be subject to a volume cap of 422,000 tons in any calendar quarter and 1,553,000 tons in any calendar year. Such volumes may only be exceeded with the prior written consent of the Company.

c.
Retroactive Effect. To the extent that this Amendment is not executed prior to January 1, 2016, all harvest activity of Plum Creek or its affiliates performed in accordance with subsection a. above shall be deemed part of the Post 2015 Harvest and subject to the adjustment under Section 8 below. Further, such activity, if performed in accordance with subsection a. above, is acknowledged and accepted by the Company and shall not be a default under, or violation of, the covenants, terms or conditions of the Contribution Agreement.

7.
2015 Harvest Adjustment. The term “Timber Adjustment Period” is hereby deleted from the first sentence of Section 2.1(c)(i) and replaced with: “the period of time starting on April 17, 2015 and ending on December 31, 2015”.

8.
Post 2015 Harvest Adjustment. The Company will receive a credit at Closing for the Post 2015 Harvest in an amount equal to the (x) actual revenue, net of log and haul costs and severance taxes, received by Plum Creek or its Affiliates from any Post 2015 Harvest occurring on the Timberlands, less (y) operating expenses and capital expenditures made during the period of such Post 2015 Harvest benefitting the Timberlands, as the same are generally categorized, without limitation, on Exhibit A attached hereto and incorporated herein.

9.
Conflicts; Ratification. In the event of a conflict between the terms of this Amendment and the terms of the Contribution Agreement, this Amendment shall control. Except as amended herein, all other terms of the Contribution Agreement are ratified and confirmed.

10.
Authorization. Each individual executing this Amendment on behalf of a Party represents and warrants to each of the other Parties that such individual is duly authorized to bind such Party and that this Amendment is valid and enforceable against such Party.

11.
Counterparts. This Amendment may be executed in several counterparts, each of which shall constitute an original, but all of which, taken together, shall constitute one and the same Amendment. Further, each Party may execute upon a separate counterpart and signature pages may be detached and reattached in order to prepare one or more fully executed counterparts. A Party may also deliver executed signatures pages to this Amendment by facsimile transmission or as an electronic image attached to an email (in portable document format, for example) and such facsimile or image of a signature page shall be deemed to be an original signature page binding on the Party that so delivered the same.

[Signatures commence on following page]

Exhibit 2.1

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be signed by an officer thereunto duly authorized, all as of the date first written above.

PLUM CREEK TIMBERLANDS, L.P.

By: Plum Creek Timber I, L.L.C., its general partner

By: /s/ Russell S. Hagen

Name: Russell S. Hagen

Title: Senior Vice President, Business Development

PLUM CREEK TIMBER OPERATIONS I, L.L.C.

By: /s/ Russell S. Hagen

Name: Russell S. Hagen

Title: Senior Vice President, Business Development

[Company signature on following page]

Exhibit 2.1

[Company signature page to First Amendment to Contribution Agreement]

TWIN CREEKS TIMBER, LLC

By Silver Creek Advisory Partners LLC, its Manager

By: /s/ Bryan Weeks

Name: Bryan Weeks

Title: President

Exhibit 2.1

EXHIBIT A

Operating Expenses and Capital Expenditure Categories

Operating Expenses and Capital Expenditures associated with harvest include, without limitation, spending in the following categories:

Timber Management Expenses
Timber Forest Management
Harvest Planning
Property Line Maintenance
Forest Health & Protection
Enviro Harvest & Protection
Miscellaneous Logging
Exp Noxious & Exotic Weed Control
Wildlife Control
Forest Inventory Maintenance
Forest Inventory Expenses
Road Maintenance
Expense Spur Roads
Road Maintenance
Road BMPs

Silivculture Capital Expenditures
Reforestation
Site Preparation
Chemical Site Preparation
Planting and Direct Seed (including seedling costs paid to Plum Creek Affiliate nurseries)
Herbaceous Weed Control
Seedlings and Seed
Silviculture
Capitalized Merchantable Fertilization
Capitalized Merchantable Release
Pre-Commercial Thinning